Exhibit 10.21

PHIBRO ANIMAL HEALTH CORPORATION
2008 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”), made as of this 1st day of July 2026 (the “Grant Date”), by and between Phibro Animal Health Corporation, a Delaware corporation (the “Company”), and Daniel M. Bendheim (the “Executive”), sets forth the terms and conditions of an Award granted to the Executive under the Phibro Animal Health Corporation 2008 Incentive Plan (the “Plan”).

W I T N E S S E T H:

Pursuant to the Plan, the Company desires to grant to the Executive, and the Executive desires to accept, the Restricted Stock Units (the “RSUs”), upon the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1.Grant. The Company hereby grants 300,000 RSUs to the Executive as of the Grant Date. Except as otherwise provided by the Plan, the Executive agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Executive with any protection against potential future dilution of the Executive’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.
2.Vesting.
(a)All of the RSUs shall be unvested at issuance and, unless otherwise vested at an earlier date or event provided for by the Board, shall vest subject to performance vesting pursuant to Section 2(b) below.  All RSUs will also be subject to Section 2(c) and 2(d) below.
(b)Performance Vesting. The RSUs shall performance vest based upon achievement of the arithmetic average of the Company’s closing stock price per share for each trading day in the ninety (90) calendar day period (the “90-Day Average”) ending on June 30, 2031, as set forth below, provided that the Executive has not been terminated for any reason prior to June 30, 2031.  To the extent that the 90-Day Average is above $70 and between two vesting increments, the vested percentage shall be calculated on a pro-rata basis with straight line interpolation between the two applicable vesting increments (rounded to the nearest one hundredth of a percent). For the avoidance of doubt, no RSUs will vest if the 90-Day Average is below $70, and the maximum vesting percentage for the RSUs shall be 100%.

90-Day Average	Vested Percentage of the RSUs (300,000) (“vesting increments”)
Below $70	0%
$70	25.00%
$80	50.00%
$90	75.00%
$100	100.00%

Notwithstanding the foregoing, and subject to Section 2(c), if the Executive’s employment is terminated by the Company without Cause (a “Qualifying Termination”), subject to the Executive’s execution and non-revocation of a general release of claims in favor of the Company within sixty (60) days of such termination of employment (the “Release Requirement”) and Executive’s continued compliance with all applicable restrictive covenants, the RSUs will vest based upon the 90-Day Average ending on any day elected by the Executive during the period beginning on the date of the Qualifying Termination and ending on the first to occur among (i) June 30, 2031, (ii) the first anniversary of the Qualifying Termination, and (iii) March 15 of the year following the year in which the Qualifying Termination occurs (such first date, the “Election Termination Date”). The Executive must elect the ending date for the 90-Day Average on written notice to the Company concurrent with (at any time prior to midnight Eastern Time), or in advance of, such ending date for the 90-Day Average that is elected by the Executive. For purposes of this Agreement, “Cause” shall have the meaning assigned to such term in the Executive’s employment agreement with the Company, dated July 1, 2026.

(c)Change in Control.  The RSUs granted pursuant to this Agreement shall continue to vest in the ordinary course upon and following a Change in Control, provided that all unvested RSUs shall immediately vest in the event of (x) a Take Private Transaction or (y) a Qualifying Termination that occurs during the twelve (12)-month period following such Change in Control.  For purposes herein, a “Take Private Transaction” shall mean a Change in Control, following which 100% of the Company’s shares of Stock cease to be traded on a nationally recognized stock exchange and the Company is no longer listed on any such exchange.
(d)Forfeiture. Subject to the Board’s discretion to accelerate vesting hereunder, all unvested RSUs shall be immediately forfeited upon the first to occur among (x) Executive’s termination of employment for any reason other than a Qualifying Termination, (y) June 30, 2031 and (z) the Election Termination Date.
(e)Defined Terms.
(i)“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

(ii)“Change in Control” means: (i) the acquisition (other than from the Company) by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of (A) the then outstanding shares or other equity securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not Persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change in Control shall not include (W) any consolidation or merger effected exclusively to change the domicile of the Company, (X) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, (Y) a public offering of capital stock of the Company, or (Z) the ownership or acquisition of shares of capital stock of the Company by BFI Co., LLC or any “Qualified Stockholder” as defined in the Company’s Amended and Restated Certificate of Incorporation as of the Grant Date. For purposes of this definition, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than: employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the common stock of the Company in a registered public offering; provided, further, that no such event shall be a Change in Control unless such event would qualify as a “change in control” under Treasury Regulation Section 1.409A-3(i)(5).
3.Delivery of Shares.
(a)General.  Subject to the provisions of Section 3(b) hereof, within thirty (30) days following the vesting of the RSUs (or, if later and as applicable, within ten (10) days following the fulfillment of the Release Requirement), the Executive shall receive the number of shares of Stock that correspond to the number of RSUs that have become vested on the applicable vesting date.  Notwithstanding anything to the contrary in this Agreement, in no event will any shares of Stock be delivered later than the March 15 of the year following the year in which the related RSUs are no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Code. The issuance of shares of Stock may be effected by crediting shares in an account established on the Executive’s behalf with a brokerage firm engaged by the Company.
(b)Blackout Periods. If the Executive is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 3(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Executive is not subject to any such policy or restriction and (ii) the March 15 of the year following the year in which the related RSUs are no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Code.
4.Dividends; Rights as Stockholder.  Cash dividends on the number of shares of Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Executive with respect to each share of Stock issuable in respect of an RSU granted to the

Executive that has become vested prior to the record date for such dividend, provided that such cash dividends shall not be deemed to be reinvested in shares of Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Stock underlying the RSUs are delivered to the Executive in accordance with the provisions hereof.  Stock dividends on shares of Stock shall be credited to a dividend book entry account on behalf of the Executive with respect to each share of Stock issuable in respect of an RSU granted to the Executive that has become vested prior to the record date for such dividend, provided that such stock dividends shall be paid in shares of Stock at the same time that the shares of Stock underlying the RSUs are delivered to the Executive in accordance with the provisions hereof.  Except as otherwise provided herein, the Executive shall have no rights as a stockholder with respect to any shares of Stock covered by any RSU unless and until the Executive has become the holder of record of such shares.
5.Non-Transferability.  No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Executive, other than to the Company as a result of forfeiture of the RSUs as provided herein or for customary estate planning purposes or otherwise by will or pursuant to applicable laws of descent and distribution.
6.Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
7.Withholding of Tax.  The Executive agrees and acknowledges that the Company shall have the power and the right to deduct or withhold, or require the Executive to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Executive’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs, and if the withholding requirement cannot be satisfied, the Company may otherwise refuse to issue or transfer any shares of Stock otherwise required to be issued pursuant to this Agreement.  The Company may satisfy any withholding obligation with regard to the Executive by reducing the amount of cash or shares of Stock otherwise deliverable to the Executive hereunder or as otherwise provided in Section 10(d) of the Plan.
8.Securities Representations.  This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Executive.  The Executive hereby acknowledges, represents and warrants that:
(a)The Executive has been advised that the Executive may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and in this connection the Company is relying in part on the Executive’s representations set forth in this Section 8.
(b)If the Executive is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or an effective registration statement is available.

(c)If the Executive is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Executive understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
9.Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Company shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Executive.  The Company shall give written notice to the Executive of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
10.Notices.  Any notice hereunder by the Executive shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company shall be given to the Executive in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Executive may have on file with the Company.
11.No Right to Employment.  Any questions as to whether and when there has been a termination of employment and the cause of such termination of employment shall be determined in the sole discretion of the Company.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its subsidiaries or its Affiliates to terminate the Executive’s employment or service at any time, for any reason and with or without Cause.
12.Transfer of Personal Data.  The Executive authorizes, agrees and unambiguously consents to the transmission by the Company (or any subsidiary) of any personal data or information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Executive.
13.Compliance with Laws.  The grant of RSUs and the issuance of shares of Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto.  The Company shall not be obligated to issue the RSUs or any shares of Stock pursuant to this Agreement if any such issuance would violate any such requirements.  As a condition to the settlement of the RSUs, the Company may require the Executive to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

14.Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Executive shall not assign any part of this Agreement without the prior express written consent of the Company.
15.Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
16.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
17.Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
18.Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
19.Acquired Rights.  The Executive acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time, provided, that, in accordance with the Plan, no such action may materially and adversely affect the rights of the Executive under this Agreement; (b) the award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Executive any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Executive’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
20.Section 409A of the Code. This Agreement and the Award are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that the Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in this Agreement that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan or this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in this Agreement) upon expiration of such delay period. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the RSUs provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A of the Code.

[signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PHIBRO ANIMAL HEALTH CORPORATION

By:

Name:Jack C. Bendheim

Title:Executive Chairman

EXECUTIVE

Name: Daniel M. Bendheim